Exhibit 10.27.1

SECURITY AGREEMENT

This Agreement is made as of June 30, 2006, by and between CHASE EQUIPMENT LEASING INC. (“CELI”), with CELI’s mailing address being at 1111 Polaris Parkway, Suite A3 (OH1-1085), Columbus, Ohio 43240 and Debtor(s) identified below (individually and collectively, the “Debtor”).

Debtor means: AMEDICA CORP.

Lease/Loan Customer: AMEDICA CORP.

1.	Grant of Security Interest. For valuable consideration, receipt of which is hereby acknowledged, Debtor grants, pledges and assigns to CELI a security interest in all of Debtor’s respective right, title and interest, purchase money as appropriate, in and to the property described below, now or hereafter arising or acquired, wherever located, together with any and all additions, accessions, parts, accessories, substitutions and replacements thereof, now or hereafter installed in, affixed to or used in connection with said property, in all products and proceeds thereof, cash and non-cash, including, but not limited to, proceeds of notes, checks, instruments, indemnity proceeds, or any insurance on such and any refund or rebate of premiums on such, and all books, records, ledger cards, files, correspondence, computer program, tapes, disks and related data processing software, owned by Debtor or in which it has an interest that at any time evidences or contains information relating thereto or is otherwise necessary or helpful in the collection thereof or realization thereupon (“Collateral”), to secure the prompt payment and complete performance of the Obligations (as hereinafter defined); provided, however, that the Collateral shall not include any Hazardous Materials (as hereinafter defined), except for any Hazardous Materials (a) which are and/or hereafter will be handled, stored and contained in accordance with all applicable Hazardous Materials Laws (as hereinafter defined) and (b) which either (i) are and/or will be hereafter used or useful in the ordinary course of business of Debtor or (ii) have a resale or salvage value which exceeds the cost of disposing of such Hazardous Materials.

The Collateral in which this security interest is granted is all of the Debtor’s property described in EXHIBIT A attached hereto (and such terms as are used in Exhibit A shall be used in their broadest definitions and shall include, without limitation, the definitions of such terms as are found in the Uniform Commercial Code that governs security interests in any such property).

2.

Secured Obligations. This Agreement secures the full and prompt performance of all obligations which any Lease/Loan Customer identified above (hereinafter individually and collectively called “Customer”) and/or any Debtor now have or may hereafter have to CELI, including, but not limited to, obligations under equipment leases, promissory notes, loan agreements and guaranties executed in connection with equipment leases, promissory notes or loan agreements (including but not limited to all present and future leases, promissory notes, loan agreements and guaranties), and secures the prompt payment when due (whether at scheduled maturity, upon acceleration or otherwise) of any and all sums, indebtedness, obligations and liabilities of whatsoever nature, due or to become due, direct or indirect, absolute or contingent, joint or several, now or hereafter at any time owed or contracted by any Customer or any Debtor to CELI and whether owing by any Customer or any Debtor alone or with one or more other customers, persons or other parties, and all costs and expenses of and incidental to collection of any of the foregoing, including reasonable attorneys’ fees (all of the foregoing hereinafter called “Obligations”). It is Debtor’s express intention that this Agreement and the continuing security interest granted hereby, in addition to covering all present Obligations of any Customer and/or any Debtor to CELI, shall extend to all future Obligations of any Customer and any Debtor to CELI, whether or not such Obligations are reduced or entirely extinguished and thereafter increased or are reincurred, and whether or not such Obligations are specifically contemplated by any Debtor and CELI as of the date hereof. The absence of any reference to this Agreement in any documents, instruments or agreements evidencing or relating to any Obligations secured hereby shall not limit or be construed to limit the scope of this Agreement.

3.	Location(s) of Collateral. The Collateral will be kept at the location(s) set forth in EXHIBIT B attached hereto (“Location”).

4.	Representations, Warranties and Covenants. Debtor represents, warrants, covenants and agrees as follows:

(a)	Debtor is and will continue to be (or, with respect to after acquired property, will be when acquired), the legal and beneficial owner of the Collateral free and clear of any lien, security interest, mortgage, charge or encumbrance except for the security interest created by this Agreement and/or any Permitted Lien. “Permitted Lien” means any other security interest in any of the Collateral in favor of the lienholder(s) that is/are identified on EXHIBIT C attached hereto and approved by CELI. Except as may be related to a Permitted Lien, no effective Uniform Commercial Code (“UCC”) financing statement or other instrument covering all or any part of the Collateral is on file in any recording office, except those in favor of CELI;

(b)	Debtor will join with CELI in executing such financing statements, security agreements or other instruments in form satisfactory to CELI upon CELI’s request and, in the event for any reason the law of any jurisdiction becomes or is applicable to the Collateral or any part thereof, or to any Obligation owed to CELI. Debtor agrees to execute and deliver all such instruments and to do all of such other things as may be reasonably necessary or appropriate to preserve, protect and enforce the security interest and lien of CELI under the law of such jurisdiction to the extent such security interest would be protected under that jurisdiction’s UCC and will pay all expenses of filing and releasing same in all public offices wherever filing is deemed necessary or desired by CELI;

(c)	The Collateral will nor be attached or affixed to real estate in such a manner that it would become a fixture thereto or an accession to other goods without prior disclosure, notification to and approval by CELI in addition to the execution of an owner/mortgagee/landlord release/waiver in favor of CELI;

(d)	Debtor at its sole expense shall keep each item of Collateral insured against all risks of loss or damage from every cause whatsoever for an amount not less than the greater of the full replacement value or the original cost of acquiring such item of Collateral. Debtor at its sole expense shall carry public liability and property damage insurance in amounts satisfactory to CELI protecting Debtor and CELI from liabilities for injuries to persons and damage to property of others relating in any way to the Collateral. Debtor at its sole expense shall carry environmental risk insurance should any of the collateral include Hazardous Materials. All insurers shall be reasonably satisfactory to CELI Debtor shall deliver to CELI satisfactory evidence of such coverage. Proceeds of any insurance covering damage or loss of the Collateral shall be payable to CELI as loss payee and shall, at CELI’s option, be applied toward (a) the replacement, restoration or repair of the Collateral, or (b) payment of the obligations of Debtor under the Obligations. Proceeds of any public liability or property insurance shall be payable first to CELI as additional insured to the extent of its liability, then to Debtor. Debtor hereby appoints CELI as Debtor’s attorney-in-fact with full power and authority in the place of Debtor and in the name of Debtor or CELI to make claim for, receive payment of, and sign and endorse all documents, checks or drafts for loss or damage under any such policy. Each insurance policy will require that the insurer give CELI at least 30 days prior written notice of any cancellation of such policy and will require that CELI’s interests be continued insured regardless of any act, error, omission, neglect or misrepresentation of Debtor. The insurance maintained by Debtor shall be primary without any right of contribution from insurance which may be maintained by CELI. If Debtor does not keep the Collateral insured as required herein and/or fails to supply CELI with evidence of that insurance, CELI shall have the right, in its sole discretion, to obtain insurance in amounts sufficient to fully protect its interest, without notifying Debtor. Debtor agrees that CELI shall have the right, in its sole discretion, to determine the manner in which Debtor shall reimburse CELI for the premium for such insurance, including but not limited to (a) requiring Debtor to immediately reimburse CELI for the premium and other costs it incurs or (b) adding that amount directly to the principal balance of any of the Obligations. Debtor will pay interest on any amount added to the principal balance at the highest rate set forth in any of such Obligation(s);

(e)	Debtor will pay promptly when due all taxes, assessments and governmental charges upon or against Debtor, the Collateral or the property or operations of Debtor, in each case before same becomes delinquent and before penalties accrue thereon, unless and to the extent that same are being contested in good faith by appropriate proceedings. At its option, CELI may discharge taxes, liens or security interests or other encumbrances at any time placed on the Collateral and may pay for maintenance and preservation of the Collateral, all at Debtor’s expense;

(f)

Debtor agrees it will, at its sole expense. (a) repair and maintain the Collateral in good condition and working order and supply and install all replacement parts or other devices when required to so maintain the Collateral or when required by applicable law or regulation, which parts or devices shall automatically become part of the Collateral; (b) use and operate the Collateral in a careful manner in the normal course of its business and only for the purposes for which it was designed in accordance with the manufacturer’s warranty requirements, and comply with all laws and regulations relating to the Collateral, and obtain all permits or licenses necessary to install, use or operate the Collateral; and (c) make no alterations, additions, subtractions, upgrades or improvements to the Collateral without CELI’s prior written consent, but any such alterations, additions, upgrades or improvements shall automatically become part of the Collateral. The Collateral will not be used or located outside of the United States.

(g)	Debtor will, in the event of appropriation or taking of all or any part of the Collateral, give CELI prompt written notice thereof. CELI shall be entitled to receive directly, and Debtor shall promptly pay over to CELI, any awards or other amounts payable with respect to such condemnation, requisition or other taking and in its sole discretion may apply the proceeds as it deems best without regard to whether an Event of Default has or has not occurred;

(h)	At least thirty (30) days prior to the occurrence of the event, Debtor will deliver to CELI written notice of any addition change in Debtor’s name, identity or legal structure;

(i)	Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or an interest therein;

(j)	Debtor will from time to time execute and deliver to CELI such lists, descriptions and designations of Collateral as CELI may require to identify the nature, extent and location of the Collateral;

(k)

Debtor is in material compliance with all Federal, State and local laws, statutes, ordinances, regulations, rulings and interpretations relating to industrial hygiene, public health or safety, environmental conditions, the protection of the environment, the release, discharge, emission or disposal to air, water, land or ground water, the withdrawal or use of ground water or the use, handling, disposal, treatment, storage or management of or exposure to Hazardous Materials (“Hazardous Materials Laws”), the violation of which would have a material effect on its business, its financial condition or the Collateral. The term “Hazardous Materials” means any flammable materials, explosives, radioactive materials, pollutants, toxic substances, hazardous water, hazardous materials, hazardous substances, polychlorinated biphenyls, asbestos, urea formaldehyde, petroleum (including its derivatives, by-products or other hydrocarbons) or related materials or other controlled, prohibited or regulated substances or materials, including, without limitation, any substances defined or listed as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “pollutants” or “toxic substances” under any Hazardous Materials Laws. Debtor has not received any written or oral communication or notice from any judicial or governmental entity nor is it aware of any investigation by any agency for any violation of any Hazardous Materials Law;

(l)	All representations, warranties, covenants and agreements set forth herein and all information furnished by Debtor concerning the Collateral or otherwise in connection with the Obligations, shall be at the time same is furnished, accurate, correct and complete in all material respects as of the date hereof, on the date upon which Debtor acquires any of the Collateral or any rights therein not presently acquired or existing and shall continue until the Obligations are paid in full.

5.	Appointment of Attorney-in-Fact. Debtor hereby irrevocably appoints CELI or its designee as Debtor’s attorney in fact, with full authority in the place instead of Debtor, from time to time in CELI’s discretion prior to, upon, during, and after an Event of Default, to take any action and to execute any instrument which CELI may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation, (a) to perfect and continue to perfect the security interests created by this Agreement; (b) to ask, demand, collect or sue for, recover, compound, receive and give acquittance in receipts for any monies due or become due under or in respect for any Collateral; (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with the Collateral; and (d) to file any claims or take any action or institute any proceeding which CELI may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of CELI in the Collateral.

6.	Events of Default. The following events shall be “Events of Default” under this Agreement: (a) default by Debtor in performance of any covenant or agreement herein; (b) any warranty, representation or statement made or furnished to CELI by or on behalf of Debtor in connection with this Agreement or to induce CELI to make a loan or extend other credit to Debtor, proving to have been false in any material respect when made or furnished; (c) default by Debtor or any other obligor in performance of any covenant or agreement contained in any Obligation; (d) default by Debtor or any other obligor in performance of any covenant or agreement contained in any letter or agreement executed in conjunction with any Obligation; (e) death, dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Debtor or any guarantor or surety for Debtor; (f) any uninsured loss, theft, damage or destruction of the Collateral; (g) the making of any levy, seizure or attachment of any Collateral; (h) refusal to surrender the Collateral as herein above provided; or (i) if CELI shall for any reason deem itself insecure as to the prospect of payment of any Obligation.

7.	Rights upon Default. If any Event of Default shall occur, then:

(a)	CELI may, at its option and without notice, declare the unpaid balance of any or all of the Obligations immediately due and payable and this Agreement and any or all of the Obligations in default;

(b)	All payments received by Debtor under or in connection with any of the Collateral shall be held by Debtor in trust for CELI, shall be segregated from other funds of Debtor and shall forthwith upon receipt by Debtor be turned over to CELI in the same form as received by Debtor (duly endorsed by Debtor to CELI, if required). Any and all such payments so received by CELI (whether from Debtor or otherwise) may, in the sole discretion of CELI, be held by CELI, or then or at any time thereafter be applied in whole or in part by CELI against, all or any part of the Obligations in such order as CELI may elect;

(c)	CELI shall have the rights and remedies of a secured party under this Agreement, under any other instrument or agreement securing, evidencing or relating to the Obligations and under the UCC as adopted in the state where CELI’s principal office is located or other applicable laws. Without limiting the generality of the foregoing, CELI shall have the right to take possession of the Collateral in full or in part and for that purpose CELI may enter upon any premises on which the Collateral may be situated and remove the Collateral therefrom;

(d)	Without demand of performance or other demand, advertisement or notice of any kind (except the notice(s) specified below regarding the time and place of public sale or disposition or time after which a private sale or disposition is to occur) to Debtor, any Obligor or any other person or entity (all and each of which demands, advertisements and/or notices are hereby expressly waived), CELI may forthwith collect, receive, appropriate and realize upon the Collateral, in full or in any part thereof, may abandon, not claim or not take possession of any Collateral, and/or may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale(s) at any of CELI’s offices or elsewhere at such price(s) as CELI may determine, for cash or on credit or for future delivery without assumption of any credit risk. CELI shall have the right upon any public sale(s), and, to the extent permitted by law, upon any such private sale(s), to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of Debtor;

(e)	Debtor, at CELI’s request, will assemble the Collateral and make it available to CELI at such place(s) as CELI may reasonably select, whether at Debtor’s place(s) of business and/or the Location of Collateral or elsewhere. Debtor further agrees to allow CELI to use or occupy Debtor’s place(s) of business and/or Location of Collateral, without charge, for the purpose of effecting CELI’s remedies in respect to the Collateral;

(f)	CELI shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any or all of the Collateral or in any way relating to the rights of CELI hereunder, including attorneys’ fees and legal expenses, to the payment in whole or in part of the Obligations, in such order as CELI may elect, and only after or applying over such net proceeds and after the payment by CELI of any other amount required by any provision of law, need CELI account for the surplus, if any, to Debtor;

(g)	To the extent permitted by applicable law, Debtor waives all claims, damages and demands against CELI arising out of the repossession, retention, sale or disposition of the Collateral;

(h)	Debtor agrees that CELI need not give more than ten (10) calendar days’ notice, addressed to Debtor at Debtor’s mailing address set forth above, of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters; and

(i)	Debtor shall remain liable for any deficiency if the proceeds of any sate or disposition of the Collateral are insufficient to pay all amounts to which CELI is entitled.

8.	Processing of Collateral After an Event of Default. Debtor hereby agrees that CELI or its designee may do whatever CELI in its sole discretion deems to be commercially reasonable to prepare any Collateral for disposition and to dispose of any Collateral, including without limitation operating any of Debtor’s manufacturing or other processes relating to the Collateral and using patents, copyrights, trademarks, trade names, trade secrets, rights under manufacturer’s warranties, and the like relating to or affecting such processes or the Collateral and disposition thereof, and that Debtor shall not do anything which would restrict CELI’s right so to act. CELI may transfer Collateral into its name or that of a nominee and receive the dividends, royalties or income thereof. CELI shall have no duty as to the collection or protection of the Collateral or any income therefrom, nor as the preservation of rights against prior parties, not as to the preservation of any right pertaining thereto.

9.	Construction of Rights and Remedies and Waiver of Notice and Consent. Unless otherwise expressly provided herein, (a) any right or remedy of CELI may be pursued without notice to or further consent of Debtor, both of which Debtor hereby expressly waives; (b) each right or remedy is distinct from but cumulative to each other right or remedy and may be exercised independently of concurrently with, or successively to any other right and remedy; (c) no extension(s) of time and/or modification(s) of amortization of any Obligation shall release the liability of or bar the availability of any right or remedy against Debtor, and CELI shall not be required to commence proceedings against Debtor or to extend time for payment or otherwise to modify amortization of any Obligation; and (d) CELI has the right to proceed at its election against any or all of the Collateral, against all such property together or against any items thereof from time to time, and not action against any item(s) of property shall bar subsequent actions against any other item(s) of property.

10.

Extensions and Compromises. With respect to any Collateral or any Obligation, Debtor assents to all extensions or postponements to the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange or release of Collateral, to the release of any party primarily or secondarily liable, to the acceptance of partial payment thereof or to the settlement or compromise thereof, all in such matter and such time or times as CELI may deem advisable. No forbearance in exercising any right or remedy on any one or more occasions shall operate as a waiver thereof on any future occasion; and no single or partial exercise of any right or remedy shall preclude any other exercise thereof or the exercise of any other right or remedy.

11.	Indemnity and Expenses. (a) Debtor agrees to indemnity CELI from any and all claims, losses and liabilities growing out of or resulting from this Agreement; (b) Debtor will upon demand pay or reimburse CELI, as the case may be, the amount of any and all expenses, including fees and disbursements of counsel, experts and agents, which CELI may incur in connection with, (i) the administration of this Agreement; (ii) the custody, preservation, use or operation of, or the sale of, collections from, or other realization upon any Collateral; (iii) the exercise or enforcement of any of the rights of CELI hereunder; or (iv) the failure by Debtor to perform or observe any of the provisions hereof. Upon Debtor’s failure to promptly pay any said amount, CELI may add said amount to the principal amount owed on any Obligation and charge interest on the same at the rate of interest as set forth in said Obligation; (c) Debtor shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless CELI from any and all claims, orders, demands, causes of action, proceedings, judgments, or suits and all liabilities, losses, costs or expenses (including, without limitation, technical consultant fees, court costs, expenses paid to third parties and reasonable legal fees) and damages arising out of, or as a result of (i) any release, discharge, deposit, dump, spill, leak or placement of any Hazardous Material into or on any Collateral or property owned, leased, rented or used by Debtor (the “Property”) at any time; (ii) any contamination of the soil or ground water of the Property or damage to the environment and natural resources of the Property or the result of actions whether arising under any Hazardous Materials Law, or common law; or (iii) any toxic, explosive or otherwise dangerous Hazardous Materials which have been buried beneath or concealed with the Property. The indemnities set forth in this paragraph shall survive termination of this Agreement and shall be effective for the full dollar amount of any said cost, expense, etc., regardless of the actual dollar amount of any Obligation(s).

12.

Miscellaneous. (a) Any notice, statement, request, demand, consent, or other document required to be given hereunder (any of which may be referred to as “notice”) by either party shall be in writing and shall be delivered personally or by certified or registered mail, postage prepaid, return receipt requested, to the last known address of said party. When personality delivered, any notice shall be deemed given when actually received. Except as otherwise provided herein, a notice shall be deemed given when mailed. Any mailed notice given pursuant to this section shall be deemed reasonable and shall be effective, regardless of whether actually received. (b) This Agreement shall be construed and interpreted under the laws of the State of Ohio. (c) This Agreement shall be binding upon Debtor, Debtor’s personal representatives, heirs, successors and assigns, as the case may be, and shall be binding upon the inure to the benefit of CELI and its successors and assigns. Debtor cannot assign this Agreement. (d) This Agreement may be amended, but only by a written amendment signed by CELI and Debtor. (e) If any provisions of this Agreement or the application of any provision to any party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby. (f) The headings contained in this Agreement have been inserted for convenience of reference only and are not to be used to interpreting this Agreement. (g) Where appropriate, the number of all words in this Agreement shall be both singular and plural and the gender of all pronouns shall be masculine, feminine, neuter, or any combination thereof. (h) A carbon, photographic or other reproduction of this Agreement or a financing statement shall be sufficient as a financing statement and may be filed as such whenever necessary or desirable, in CELI’s opinion, to perfect the security interest granted by this Agreement. (i) CELI may correct patent errors herein, may fill in any blank spaces herein and may date this Agreement. (j) If more than one signer executes this instrument, the word “Debtor” as used herein shall be deemed to include all such signers, and all of the warranties, representations, covenants and obligations hereof shall be joint and several of and for all such signers. (k) This Agreement shall take effect when signed by Debtor. (1) Time is of the essence of all requirements of Debtor hereunder.

ALL PARTIES TO THIS AGREEMENT, INCLUDING DEBTOR AND CELI; IRREVOCABLY CONSENT TO THE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT IN FRANKLIN COUNTY, OHIO, AND WAIVE ALL RIGHTS TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH OR IN ANYWAY RELATED TO THIS AGREEMENT.

AMEDICA CORP. (Debtor)		Accepted and Agreed to:

CHASE EQUIPMENT LEASING INC.

By:	Eugene B. Jones	By:	/s/ Mary Short
Title:	VP- Finance	Title:	Funding Manager
Address:	615 Arapeen Drive, Suite 302
Salt Lake City, UT 84108
Witness:	Linda L. Lamoreaux

EXHIBIT A

Description of Collateral

All of the property of Amedica Corp. (“Debtor”) described below, now or at any time hereafter owned or acquired by Debtor, wherever located, whether in possession of Debtor, warehousemen, bailees or any other person and whether located on Debtor’s premises or elsewhere and all replacements, substitutions, attachments, accessions and additions to any such property of Debtor together with all Proceeds (all of the foregoing referred to, collectively, as the “Collateral”). “Proceeds” shall mean whatever is received or receivable when any of the Collateral is (or proceeds thereof are) sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including, without limitation, (a) all cash and non-cash proceeds and products of any of the foregoing, including all monies and deposit accounts, and (b) all accounts, chattel paper, instruments, general intangibles and rights to payment of every kind now or at any time hereafter arising out of any such sale, lease, collection, exchange or other disposition of any of the foregoing.

1. All equipment, tools, machinery, furnishings, furniture, and other goods and fixtures (and all manufacturer’s manuals and maintenance books and records relating to any of the foregoing) and all improvements, replacements, substitutions, attachments, accessions and additions thereto.

EXHIBIT B

Permitted Locations of Collateral

560 Arapeen Drive, Suite 100

Salt Lake City, UT 84108

Salt Lake County